Exhibit 8.1

[Sullivan & Cromwell LLP Letterhead]

March 31, 2022

Castor Maritime Inc.
223 Christodoulou Chatzipavlou Street
Hawaii Royal Gardens
3036 Limassol, Cyprus.

Ladies and Gentlemen:

We have acted as your United States federal income tax counsel in connection with the filing, on the date hereof, of the Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933 (the “Act”) on April 1, 2021 (as amended, the “Registration Statement”). Based on the facts as set forth in the Registration Statement and in particular, on the representations, covenants, assumptions, conditions and qualifications described in each of the Prospectuses (the “Prospectuses”) included in the Registration Statement in the sections entitled “Tax Considerations”, we hereby confirm to you that, in our opinion, the statements of United States federal income tax law expressed in the Prospectuses in the sections entitled “Tax Considerations” are accurate in all material respects, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP